EXHIBIT 99.1

Ari Bousbib, President, UTC Commercial Companies to Depart UTC

HARTFORD, Conn., Aug. 16, 2010 — United Technologies Corp. (NYSE:UTX) today announced Ari Bousbib, UTC Executive Vice President and president of its commercial companies, will leave the corporation effective Sept. 1 to accept a position as Chief Executive Officer for IMS Health.

Louis Chênevert, UTC Chairman and Chief Executive Officer, said: “Ari is an exceptional leader and has had a remarkable 14-year career at UTC. Most recently, he led the transformation of UTC’s commercial business portfolio to reduce complexity, lower costs and increase margins.

“Throughout his career, Ari has demonstrated outstanding strategic vision and operational expertise as well as superb teamwork and the highest integrity. I greatly appreciate Ari’s support during UTC’s successful leadership transition over the last five years, and wish him well in his new responsibilities,” Chênevert added.

Bousbib joined UTC in 1997 as vice president, strategic planning. He oversaw important changes to the corporation’s business portfolio, including the acquisition of Sundstrand and the divestiture of UTC’s automotive business. He was named chief operating officer at Otis in 2000, became Otis president in 2002, and was named UTC executive vice president and president, commercial companies, in 2008.

“UTC has been a big part of my life for 14 years,” Bousbib said. “It is a great company of strong businesses and terrific, talented people. While I will miss them, I know the hard work of the last few years has placed Otis, Carrier and UTC Fire & Security on a solid path to continued strong, best-in-class performance in the years ahead.”

To facilitate a smooth transition of responsibilities, Bousbib has agreed to remain available to consult with the corporation through September 2011.

United Technologies, based in Hartford, Conn., is a diversified company providing high technology products and services to the global aerospace and building industries.

UTC-IR

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